Exhibit 10.1

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

June 16, 2017

Mr. Anil Dasu

Chief Engineering Officer

AcelRx Pharmaceuticals Inc.

351 Galveston Drive

Redwood City, CA 94063

Dear Mr. Dasu,

Mallinckrodt LLC (“Mallinckrodt”) is pleased to offer the following agreement (“Agreement”) to AcelRx Pharmaceuticals, Inc. (“AcelRx”) for Sufentanil Citrate (codes 0672 and 0678) (hereinafter referred to as “Product”) delivered during the period beginning on the 1st day of January 2017 (the “Effective Date”) and ending on December 31, 2019 (the “Initial Term”). This Agreement may be extended only by written agreement of both Mallinckrodt and AcelRx (any extension, together with the Initial Term, shall be referred to as the “Term”).

For purposes hereof, the first Contract Year will commence on the Effective Date and end on December 31st of the same year. Thereafter, each subsequent Contract year will commence on January 1st of such year and end on December 31st of such year.

Mallinckrodt agrees to supply and AcelRx agrees to purchase Product initially at the prices listed below:

Product	Codes	Contract Year Volume	Price per Gram

Sufentanil Citrate	0672 & 0678	[*]	[*]

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The prices above shall be firm through December 31, 2017. Effective January 1, 2018 for the balance of the new Contract Year, and every subsequent January 1 for the balance of the Contract Year then commenced, the price for Product shall be adjusted to reflect any increases or decreases in the cost to Mallinckrodt of all raw materials, labor, utilities and regulatory compliance costs associated directly with the manufacture and supply of such Product hereunder incurred during the immediately prior Contract Year, provided that the price of Product shall not increase or decrease by more than [*] percent ([*]%) from the price in effect for such Product during the immediately previous Contract Year. By December 1, 2017, and on every subsequent December 1 during the Term of this Agreement, Mallinckrodt will notify AcelRx in writing of the adjusted prices to be charged for Product for the following Contract Year.

Absent written agreement of the parties, invoices during each Contract Year shall be based upon the volumes projected in the initial 12-month forecast for each Contract Year. Within thirty days after the end of each Contract Year, Mallinckrodt shall provide to AcelRx a reconciliation of the actual pricing applicable to that Contract Year (the “Annual Pricing Reconciliation”). Mallinckrodt shall invoice AcelRx for any amount due from AcelRx in accordance with the Annual Pricing Reconciliation which undisputed payment shall be due within thirty (30) days from the date thereof. In the event the Annual Pricing Reconciliation results in a credit due to AcelRx, Mallinckrodt shall issue a credit to AcelRx to be applied to any open invoices or amounts due from AcelRx to Mallinckrodt. If AcelRx does not have any open invoices or amounts due to Mallinckrodt, Mallinckrodt shall refund any credits to AcelRx within thirty (30) days.

Except as otherwise expressly stated in this Agreement, AcelRx agrees that it will purchase during every Contract Year during the term of this Agreement at least [*] percent ([*]%) of its annual requirements for Product for delivery during such Contract Year, subject to Mallinckrodt’s ability to supply. Mallinckrodt agrees that, except as specified in the paragraph below, it will supply all quantities of Product that are ordered by AcelRx by the delivery date specified in the applicable purchase order. If Mallinckrodt is unable to supply all quantities of Product meeting the specifications in Exhibit A and the other requirements of this Agreement by the delivery date specified in orders placed by AcelRx hereunder, then Mallinckrodt shall provide AcelRx with prompt written notice of such inability. If Mallinckrodt is unable to supply at least [*] percent ([*]%) of the quantities of Product meeting the specifications in Exhibit A and the other requirements of this Agreement within [*] ([*]) days of the delivery date specified in orders placed by AcelRx hereunder on [*] ([*]) or more occasions during any Contract Year, AcelRx shall thereafter be relieved of its obligation under this Agreement to purchase at least [*] percent ([*]%) of its annual requirements for Product from Mallinckrodt and may purchase unlimited quantities of Product from other suppliers. For clarity, purchases of Product will be deemed to occur during the Contract Year in which such Product is to be delivered for purposes hereof, and thus any purchase orders for Product submitted by AcelRx at the price in effect for the first Contract Year and otherwise in accordance with the requirements hereof, prior to the beginning of the first Contract Year shall be deemed to be purchased by AcelRx during the first Contract Year hereof.

AcelRx agrees to supply Mallinckrodt, on a quarterly basis, a rolling forecast of its requirements for Product during the next twelve (12) months. The forecast for the first [*] ([*]) months is considered to be firm and binding, such that AcelRx is obligated to order, and Mallinckrodt is obligated to supply, the quantities of Product contained in the first [*] ([*]) month of each forecast. The forecast for the last [*] ([*]) months of that period is a non-binding, good-faith estimate of AcelRx’ requirements for that period and will be used by Mallinckrodt for production planning. If Mallinckrodt is unable to timely deliver a quantity of any Product ordered by AcelRx, then AcelRx will be permitted to purchase the same quantity of that Product of like grade and quality from another supplier and such amount shall be used in determining whether AcelRx has met its purchase obligations for that Product for any given Contract Year (i.e., the quantity purchased by AcelRx from another supplier shall be counted as part of AcelRx’s annual requirements of Product for such year).

Notwithstanding any other provision hereof, Mallinckrodt’s obligation to supply Product to AcelRx hereunder and AcelRx’s obligation to purchase such Product from Mallinckrodt hereunder is subject, at any given time, to the availability of sufficient quota granted by the United States Drug Enforcement Administration (“DEA”). Mallinckrodt and AcelRx both agree that they shall at all times cooperate in good faith in the exercise and use of their commercially reasonable efforts to ensure that there is sufficient quota available to allow both parties fully to perform their obligations hereunder. If Mallinckrodt has insufficient quota to satisfy AcelRx’s requirements for any Product as well as its other customers, Mallinckrodt shall immediately notify AcelRx of same in writing and shall consult with AcelRx regarding AcelRx’s anticipated orders. Mallinckrodt shall allocate available Product among all of its customers, including AcelRx, in as fair and equitable a manner as possible, giving due consideration to historical purchasing patterns, forecasts, and all other relevant commercial factors.

Mallinckrodt shall provide written notice to AcelRx if it intends to terminate its manufacture of the Product, which notice shall be provided at least [*] ([*]) months prior to the date on which Mallinckrodt will cease manufacturing Product.

All sales of Product between AcelRx and Mallinckrodt will be in accordance with the following terms and conditions:

●

payment for Products shall be made in US Dollars (“USD”) and, if undisputed, is due thirty (30) days from the date of invoice. Mallinckrodt shall not issue an invoice for Products prior to the date on which it has shipped such Products to AcelRx or AcelRx’s designee,

●	delivery is Ex Works (Incoterms 2016); and

●	all Products will be ordered in writing with at least ninety (90) days advance notice.

Mallinckrodt represents and warrants, with respect to all Product supplied to AcelRx hereunder, that:

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Products will be manufactured by Mallinckrodt in accordance with the terms of the quality agreement to be entered into by the parties promptly after the execution of this Agreement (the “Quality Agreement”), all applicable laws and regulations and current Good Manufacturing Practices as determined by the United States Food and Drug Administration (“FDA”) using the manufacturing process described in Mallinckrodt’s Drug Master File (“DMF”);

●	Products will meet the specifications attached as Exhibit A, as well as any other specifications mutually agreed to in writing by Mallinckrodt and AcelRx; and

●	In the event of any conflict or inconsistency between the terms of this Agreement and the Quality Agreement, this Agreement shall prevail in every case.

AcelRx shall have the right, in accordance with the procedures specified in this paragraph, to reject any volume of any Product supplied to it hereunder if any such Product fails to meet the specifications attached hereto as Exhibit A. AcelRx or its designee may inspect Product received by it from Mallinckrodt and if, within sixty (60) days of the date of receipt of such Product, AcelRx has not given written notice to Mallinckrodt rejecting any such Product (which notice will provide a detailed description of the reason for such rejection), such Product will be deemed to have been accepted for all purposes hereof. Notwithstanding the foregoing, if at any time after initial acceptance as provided in the above paragraph, AcelRx discovers that Products supplied by Mallinckrodt do not meet the applicable specifications and all other applicable requirements of this Agreement, and the nature of such defect could not have been reasonably have been discovered or suspected by AcelRx from a review of the documents regarding such Products provided to it by Mallinckrodt with the shipment of the applicable Products or from a visual inspection of the Products performed within sixty (60) days after delivery to the delivery destination, AcelRx may revoke its acceptance of such Products by providing written notice to Mallinckrodt of such revocation. Such notice will identify in reasonable detail the nature of the defect and will be provided within thirty (30) days of the date on which AcelRx determines the existence of the defect. In the event AcelRx provides a timely rejection notice or revocation of acceptance to Mallinckrodt with respect to any given volume of any Product and Mallinckrodt does not give written notice to AcelRx within twenty (20) days after its receipt of any such rejection or revocation notice that it disagrees with AcelRx’s rejection or revocation of acceptance of such Product, any Product that is the subject of such rejection or revocation notice shall be deemed to have been rejected for all purposes hereof. If, however, within twenty (20) days of its receipt of any rejection or revocation notice from AcelRx, Mallinckrodt, reasonably and in good faith, disagrees that any particular volume of any Product was properly rejected or that acceptance of such Product was properly revoked by AcelRx, Mallinckrodt shall provide notice of such disagreement to AcelRx setting forth the reasons for its disagreement. If, within a reasonable period of time after the date of any notice of disagreement given by Mallinckrodt (not, in any event, to exceed thirty (30) days) the parties are unable to resolve any dispute relative to the rejection of any particular volume of any Product, the matter will be referred to an independent third party expert acceptable to both parties whose decision as to whether or not any such Product was properly rejected or acceptance of such Product was properly revoked shall be final and binding on the parties. If the independent third party expert determines that the Product in question was not properly rejected or acceptance of such Product was not properly revoked, then such Product shall be deemed to have been accepted by AcelRx for all purposes hereof and the fees and expenses of such independent third party expert shall be paid by AcelRx. If the independent third party expert determines that the Product in question was properly rejected or revoked or if the parties have previously agreed that such Product was properly rejected or revoked, then Mallinckrodt shall, at the option of AcelRx and as AcelRx’s sole remedies in the event of properly rejected or revoked Product, either refund or credit AcelRx for any amounts payable hereunder for such Product or promptly replace the rejected Product or revoked Product with Product that meets applicable specifications and all other applicable requirements hereof. Any properly rejected or properly revoked Product shall, at the option of Mallinckrodt, either be returned to Mallinckrodt or destroyed by AcelRx in an environmentally responsible manner, in either event at the sole cost and expense of Mallinckrodt.

If Mallinckrodt intends to make any material changes in its production, testing or packaging procedures in the DMF documented process for Product as required by FDA’s “Guidance for Industry to an approved NDA or ANDA” and Note for Guidance on the European Drug Master File procedure, CPMP/QWP/227/02, Mallinckrodt will notify AcelRx in writing and will provide to AcelRx (in accordance with the pricing and other terms and conditions hereof) sufficient quantities of validation material of Product made using such changes in production, testing or packaging procedures (the “Modified Product”) at least twelve (12) months (unless a lesser time to implement any change is dictated by law) before filling orders for Product placed by AcelRx with Modified Product. The parties acknowledge that the purpose of the immediately preceding sentence is to allow AcelRx a reasonable amount of time to receive appropriate regulatory approval prior to Mallinckrodt implementing a significant change to its DMF.

All information that is provided by or on behalf of AcelRx to Mallinckrodt in connection with this Agreement including, without limitations, all quantities of Product forecasted or ordered by AcelRx and all delivery dates and delivery destinations for such Product shall be AcelRx’s confidential information under the Non-Disclosure Agreement entered into by Mallinckrodt and AcelRx effective January 6, 2017 (the “Confidentiality Agreement”). Similarly, all information that is disclosed to AcelRx by Mallinckrodt in connection this Agreement (except to the extent that it obtains AcelRx’s confidential information) and all information observed by AcelRx during any inspection of Mallinckrodt’s manufacturing operations conducted in accordance with this Agreement will be deemed to be Mallinckrodt’s confidential information under the Confidentiality Agreement. Each party acknowledges and agrees that their obligations of confidentiality and restrictions on use with respect to the other party’s confidential information shall be governed by the terms of the Confidentiality Agreement. The terms and obligations of the Confidentiality Agreement are hereby incorporated into this Agreement and shall bind the Parties as if fully set forth herein.

Except as expressly authorized herein, neither party hereto shall (i) use the name, insignia, symbol, trademark, trade name, logotype or products (or any abbreviation or adaptation thereof) of the other party or any affiliate or employee thereof in any advertising, press release, publicity or promotional materials, or on any website, without such party’s prior written consent, or (ii) disclose the terms of this Agreement to any third party.  For clarity, the existence of this Agreement is not confidential but the terms and conditions contained therein are confidential. All press releases and other public announcements relating to this Agreement or the transactions contemplated hereby will be prepared and issued only with the prior written consent of both Parties.

AcelRx will have the right during normal business hours and upon advance arrangement with Mallinckrodt to inspect Mallinckrodt’s manufacturing operations to determine whether or not Mallinckrodt is complying in all respects with its obligations hereunder. AcelRx warrants that all such inspections and audits shall be carried out in a manner calculated not to unreasonably interfere with Mallinckrodt’s conduct of business and to insure the continued confidentiality of Mallinckrodt’s business and technical information. Further, AcelRx agrees to comply with all of Mallinckrodt’s safety and security requirements during any visits to the Mallinckrodt facilities.

Mallinckrodt shall indemnify, defend and hold AcelRx, its affiliates and its and their respective directors, officers, employees, agents, successors and assigns harmless from and against any damages, liabilities, costs and expenses (including, without limitation, reasonable attorneys’ fees) incurred in connection with any claims, suits or actions brought by a third party (collectively, “Losses”) to the extent resulting from or alleged to result from (i) any breach of this Agreement by Mallinckrodt, or (ii) any negligence or willful misconduct of Mallinckrodt. Notwithstanding the preceding sentence, in no event shall Mallinckrodt be liable to AcelRx for incidental, consequential, exemplary, special, punitive or any other similar type of damages whether or not Mallinckrodt has been advised of the possibility of such damages and whether or not, in any particular set of circumstances, such damages are reasonably foreseeable.

Mallinckrodt hereby disclaims the implied warranties of merchantability and fitness for a particular purpose and it is understood that the express warranties (if any) of Mallinckrodt set forth herein are in lieu of all other warranties, express or implied.

AcelRx shall indemnify, defend and hold Mallinckrodt, its affiliates and its and their respective directors, officers, employees, agents, successors and assigns (the “Mallinckrodt Indemnitees”) harmless from and against any Losses resulting from or alleged to result from: (i) the handling, storage, transportation, use, sale or marketing of any product containing any of the Products supplied hereunder to AcelRx, (ii) any breach of this Agreement by AcelRx, or (iii) any negligence or willful misconduct of AcelRx, except to the extent any such Losses are attributable to Mallinckrodt’s breach of its obligations, representations or warranties under this Agreement or to any negligence or willful misconduct of Mallinckrodt. Notwithstanding the preceding sentence, in no event shall AcelRx be liable to Mallinckrodt for incidental, consequential, exemplary, special, punitive or any other similar type of damages whether or not AcelRx has been advised of the possibility of such damages and whether or not, in any particular set of circumstances, such damages are reasonably foreseeable.

Each party’s agreement to indemnify, defend, and hold harmless the other party and its respective indemnitees is conditioned upon: (a) the indemnified party providing written notice to the indemnifying party of any claim, demand, or action arising out of the indemnified activities within thirty (30) days after the indemnified party has knowledge of such claim, demand or action, provided that any failure on the part of an indemnified party to notify the indemnifying party of receipt of notice of a claim will relieve the notified party of its obligation to indemnify the notifying party for such claim under this Agreement only to the extent that the notified party has been prejudiced by the lack of timely and adequate notice, (b) the indemnified party permitting the indemnifying party to assume full responsibility and authority to investigate, prepare for, settle and defend against any such claim, demand or action provided that, the indemnified party shall be allowed to participate and intervene in any action at its own expense, (c) the indemnified party assisting the indemnifying party, at the indemnifying party's reasonable expense, in the investigation of, preparation for and defense of any such claim, demand or action, (d) the indemnified party not compromising or settling such claim, demand or action without the indemnifying party’s written consent, and (e) the indemnifying party not compromising or settling such claim, demand or action (except for any such settlement or compromises that involves only the payment of money by the indemnifying party) without the indemnified party’s written consent.

No provision of any purchase order submitted by AcelRx or of any acknowledgment submitted by Mallinckrodt or of any other document submitted by either party shall be controlling to the extent it sets forth any terms or conditions that are additional to, or in conflict or inconsistent with, the terms or conditions of this Agreement. This Agreement represents the entire understanding of the parties with respect to its subject matter and supersedes any prior agreements, other than the Confidentiality Agreement, which shall remain in effect and apply to disclosures of confidential information made between the parties under this Agreement. This Agreement shall be governed by the laws of the State of Delaware, without reference to its conflict of law principles that might apply the law of another jurisdiction. Those provisions that by their nature are intended to survive termination or expiration of this Agreement including, without limitation, confidentiality and indemnity obligations, shall survive the termination or expiration of this Agreement for any reason,

Mallinckrodt hereby represents and warrants that it is not using and it will not use the services of any person or entity if such a person or entity is, debarred by the FDA under the Generic Drug Enforcement Act of 1992. If, during the term of this Agreement, Mallinckrodt or any person or entity whose services are being used by Mallinckrodt is debarred by the FDA, Mallinckrodt will immediately notify AcelRx of same.

Neither Party shall be entitled to assign this Agreement or its rights under this Agreement, including by merger or operation of law, without the express written consent of the other Party hereto, except that Mallinckrodt may assign this Agreement, in whole or in part: (i) to an Affiliate upon written notice to the AcelRx; or (ii) to a purchaser who acquires the business or the assets of Mallinckrodt to which this Agreement relates. Any attempted assignment not in accordance with the preceding sentence shall be null and void.

If a court or other body of competent jurisdiction finds any provision of this Agreement, or portion thereof, to be invalid or unenforceable, such provision will be enforced to the maximum extent permissible so as to effect the intent of the Parties, and the remainder of this Agreement will continue in full force and effect.

Either party may terminate this Agreement upon written notice if the other party materially breaches this Agreement and fails to cure the breach within thirty (30) days after receipt of written notice from the non-breaching party specifying the nature of such breach.

All notices permitted or required under this Agreement shall be in writing and shall be deemed given (a) when received, if hand-delivered or sent by a reputable express delivery service, or (b) when received, as documented with confirmation of successful receipt if sent via email. Notices shall be sent to the addresses identified below:

To AcelRx:

AcelRx Pharmaceuticals, Inc.

Attn:

351 Galveston Drive

Redwood City, California 94063

Mandatory copy to: AcelRx Legal Department

To Mallinckrodt:

Mallinckrodt LLC

Attn: Jaime Macke CC, Legal Department

675 McDonnel Blvd.

Hazelwood, Missouri 63042

Mallinckrodt appreciates the opportunity to work with AcelRx in supplying the highest quality bulk narcotics products for AcelRx dosage product production. Please call your Mallinckrodt Sales Representative, Nick Litzsinger, with any additional requests.

Mallinckrodt LLC			Understood and Agreed by
AcelRx Pharmaceuticals, Inc.

By:	/s/ Karen Lasker	(signature)	By:	/s/ Anil Dasu	(signature)
	Karen Lasker			Anil Dasu
	V.P. Commercial Operations			Chief Engineering Officer

Exhibit A

Mallinckrodt Specification for Sufentanil Citrate Code 0672

TEST AND SPECIFICATION LIMITS
Appearance	White to almost white powder
Identification A (IR) (USP<197K>) (EP <2.2.24>)	Matches standard
Identification B (UV) (USP <197U>)	Matches standard
Identification C (Citrate) (USP<191>)	Light red color
Identification D (Major Peak) (USP)	Retention matches
Loss On Drying (USP<731>) (EP<2.2.32>)	0.50% max
Heavy Metals (As Pb) (USP<231>Method II)	0.002% max
Assay (HPLC) (Dried Basis) (USP):
Sufentanil Citrate	98.0 – 102.0% w/w
Related Substances (HPLC) (VR#480):
Step IV Intermediate	0.10% max
Step V Intermediate (EP Impurity C)	0.15% max
Step VI Intermediate (EP Impurity E)	0.15% max
Unknown Related Substances (Each)	0.10% max
Total Related Substances	1.0% max
Assay (Titration) (Dried Basis) (EP)	99.0 – 101.0% w/w
Appearance of Solution (EP<2.2.1 & 2.2.2>Method II):
Degree of Clarity	Clear
Degree of Coloration	Colorless
Related Substances (HPLC) (EP<2.2.29>):
EP Impurity D	0.5% Area Max.
EP Impurity F	0.5% Area Max.
EP Impurity H	0.5% Area Max.
Other Impurities (Each)	0.10% Area Max.
Total Related Substances	1% Area Max

Mallinckrodt Specification for Sufentanil Citrate Code 0678

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